Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of BOA Acquisition Corp. (the “Company”)  on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated January 8, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements  of BOA Acquisition Corp. as of December 31, 2020 and for the period from October 26, 2020 (inception) through December 31, 2020, appearing in the Registration Statement on Form S-1, as filed with the Securities Exchange Commission on February 17, 2021 (File No. 333-252739), of BOA Acquisition Corp.

/s/ Marcum llp

Marcum llp

Melville, NY

February 23, 2021